Exhibit 99.1

ImmuCell

ImmuCell Appoints Former Elanco Animal Health Board Member Kathy Turner to Board

For Immediate Release

PORTLAND, Maine – March 18, 2026 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), an animal health biologics company that develops, manufactures and markets products to improve calf health and productivity, today announced that Kathy Turner has been appointed to its Board of Directors, effective April 1, 2026. Ms. Turner replaces Steven Rosgen, who is retiring from the Board after serving since January 2018. Upon joining the Board, Ms. Turner will serve as Chair of the Compensation and Stock Option Committee and as a member of the Audit Committee.

Ms. Turner brings more than three decades of commercial executive leadership experience in global healthcare and animal health markets and previously served on the Board of Directors of Elanco Animal Health, a leading animal health company. From 2014 to 2023, she held senior leadership roles at IDEXX Laboratories, including most recently serving as Chief Marketing Officer and Senior Vice President of International Operations, where she contributed to sustained double-digit growth across international markets. Prior to that, Ms. Turner spent nearly 30 years at Abbott Laboratories, where she held multiple leadership roles in global commercial operations. She currently serves on the Board of Veterinarians Without Borders.

Olivier te Boekhorst, President and Chief Executive Officer of ImmuCell, commented, “Kathy brings deep experience across the global animal health industry, including her service on the Board of Elanco Animal Health and her leadership in scaling international businesses at IDEXX and Abbott. Her perspective will strengthen our Board as we pursue opportunities to extend the reach of First Defense® in the U.S. and internationally.”

Ms. Turner said, “I am excited to join the Board of ImmuCell. Its hyperimmune colostrum technology and First Defense® product line are a compelling platform with meaningful opportunities for growth, and I look forward to supporting the team as it works to expand the reach of its calf health innovations across global animal health markets.”

The Company sincerely thanks Mr. Rosgen for his many valuable contributions during 8 years of dedicated service.

About ImmuCell:

ImmuCell Corporation (Nasdaq: ICCC) is an animal health biologics company serving the dairy and beef industries with practical, science-based solutions that improve the survivability, health, and long-term performance of dairy and beef calves. The Company’s primary product line, First Defense®, provides Immediate Immunity™ through orally delivered antibodies against the principal viral and bacterial causes of scours, one of the most prevalent and deadly diseases in neonatal calves worldwide. Press releases and other information about the Company are available at http://www.immucell.com.

Contacts:   Olivier te Boekhorst, President and CEO
                    Timothy C. Fiori, Chief Financial Officer
                    ImmuCell Corporation
                    investor.relations@immucell.com

                        Joe Diaz, Robert Blum and Joe Dorame
                        Lytham Partners, LLC
                        iccc@lythampartners.com